Exhibit 99.1

                  EvergreenBancorp, Inc. Continues Record Pace

     SEATTLE--(BUSINESS WIRE)--Jan. 28, 2005--EvergreenBancorp, Inc. (OTCBB:EVGG) announced a 47.7% increase in its earnings for the fourth quarter of 2004 ending at $415,000 or 28 cents per share, compared to $281,000 or 19 cents per share for the same period in 2003. Earnings for the entire year 2004 totaled $1,282,000 or $.86 per share, up 23.8% over year end 2003 total of $1,036,000 or $.70 per share. Continuing on its record-setting performance for the year, the company ended with record assets totaling $209.6 million, a 7.7% increase over 2003. The growth in assets reflected a record level of loans outstanding of $159.7 million, a 15.3% increase over 2003, and was supported by a 13.8% growth in deposits ending at a record $173.8 million.
     Excellent strength in the balance sheet continued with non-performing assets at .14% of loans, and a reserve for loan losses at 1.18%, the same as at the end of 2003. The capital-to-asset ratio likewise remains strong at 8.34% compared to 8.52% in 2003, reflecting the additional leveraging of capital.
     The company's continued strong growth was underscored with the recent announcement of EvergreenBank's newest plans to locate a full service branch office at 1111 Third Avenue in Seattle. Gerry Hatler, president and CEO said, "We are pleased that our newest office will be positioned in the heart of Seattle's financial district. We have several top-notch employees who have joined our team and will help us continue the record-setting pace of the past year. We anticipate the office will open mid-second quarter this year." This announcement followed the fourth quarter opening of an office in the growing South Lake Union neighborhood in Seattle. Hatler continued, "We expect 2005 results to reflect the costs of opening these two new offices and expect revenues to grow as we realize the potential of a local community bank located in the heart of the downtown business community."
     In addition to its new convenient offices, EvergreenBank has launched several new product offerings focused on commercial customers, including a competitively positioned suite of cash management services and Health Savings Accounts (HSA's) for those companies that have elected to provide corresponding benefit plans for their employees.
     EvergreenBancorp, Inc. is a bank holding company headquartered in Seattle, Washington. Its wholly-owned subsidiary, EvergreenBank, was founded in 1971 and is one of the few locally owned, independent community banks left in the Puget Sound region and offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; financial planning and investment services; Internet banking; and merchant credit card processing services.
     The EvergreenBank brand of caring, attentive, "once and done" customer service is one of the reasons customers remain loyal to the bank. Many have banked with EvergreenBank for 30 years or more. EvergreenBank operates five branch offices in Bellevue, Lynnwood, Federal Way, and Seattle. The two Seattle branch offices include the office on Eastlake Avenue and the newest office in the South Lake Union neighborhood. The sixth branch office is scheduled to open in Downtown Seattle in mid-second quarter 2005. Visit www.EvergreenBank.com to learn more.
     EvergreenBancorp stock trades on the Over-The-Counter Bulletin Board under the EVGG symbol. To learn more, visit www.evergreenbancorp.com.


     CONTACT: EvergreenBancorp, Inc.
              Bill Filer, 206-628-4263
              bill.filer@evergreenbank.com
               or
              Nancy S. Juetten Marketing, Inc.
              Nancy S. Juetten, 425-641-5214
              nancy@nsjmktg.com